UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 30, 2012

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3830 Monte Villa Parkway, Bothell, Washington		98021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 425-908-3600

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On April 30, 2012, Marina Biotech, Inc. (the “Company”) entered into a First Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes (the “First Amendment”) with the purchasers identified on the signature pages thereto (the “Purchasers”), pursuant to which the Company and the Purchasers agreed to amend that certain Note and Warrant Purchase Agreement dated as of February 10, 2012 between the Company and the Purchasers, and the 15% secured promissory notes issued to the Purchasers pursuant thereto (the “Notes”). Pursuant to the First Amendment, among other things, the Purchasers agreed to extend the maturity date of the Notes from May 14, 2012 to May 31, 2012 in consideration of a mandatory prepayment to the Purchasers on or prior to May 15, 2012 of not less than $200,000, and the issuance to the Purchasers of warrants (the “Warrants”) to purchase up to 489,033 shares of the common stock of the Company. The Warrants have an initial exercise price of $ .5562 per share, which is subject to adjustment (including as a result of subsequent financings completed on or prior to June 30, 2014), will be exercisable for a period of five years beginning six months and one day following the issuance of the Warrants, and otherwise have substantially the same terms and conditions as the warrants that were issued to the Purchasers on February 10, 2012 upon the closing of the transactions contemplated by the Note and Warrant Purchase Agreement.

The foregoing summary is qualified in its entirety by reference to the First Amendment and the Warrants, a copy of each of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

May 4, 2012	By:	/s/ J. Michael French
	Name:	J. Michael French
	Title:	Chief Executive Officer